SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                ------------

                                  FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
    Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number 0-23126



                           RELIANCE BANCORP, INC.
           (Exact name of registrant as specified in its charter)

                             585 Stewart Avenue
                        Garden City, New York 11747
                               (516) 222-9300
            (Address, including zip code, and telephone number,
      including area code of registrant's principal executive offices)

                  Common Stock, par value $0.01 per share
             (Title of each class of securities covered by this
                                   form)

                                    None
               (Title of all other classes of securities for
            which a duty to file reports under Section 13(a) or
                               15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)       [X]      Rule 12h-3(b)(1)(i)        [X]
   Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(1)(ii)       [ ]
   Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(i)        [ ]
   Rule 12g-4(a)(2)(ii)      [ ]      Rule 12h-3(b)(2)(ii)       [ ]
                                      Rule 15d-6                 [ ]

Approximate number of holders of record as of certification or notice date: None.

Pursuant to the requirements of the Securities Exchange Act of 1934, North Fork Bancorporation, Inc., as successor issuer to Reliance Bancorp, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  February 28, 2000           By: /s/   Daniel M. Healy
                                       ---------------------
                                        Daniel M. Healy
                                        Executive Vice President
                                        and Chief Financial Officer